EXHIBIT j


                         CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report to Shareholders of North Carolina Daily Municipal Income Fund, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Counsel and Independent Accountants" and "Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP


New York, New York
December 27, 2000